                                  EXHIBIT 11


     The FASB has issued Statement No. 128, Earnings Per Share. Statement No. 128 requires the presentation of earnings per share by all entries that have common stock or potential common stock, such as options, warrants and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per share amounts. Basic per share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). All other entities are required to present basic and diluted per share amounts. Diluted per share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations. For purposes of this computation, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have been not been allocated to participants accounts are not assumed to be outstanding. See
Note 12 in the "Notes to the Consolidated Financial Statements" in the 2000 Annual Report for further information.

     Earnings per share has been calculated in accordance with FASB Statement No. 128, Earnings Per Share. For purposes of this computation, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding. The following are reconciliations of the amounts used in the per share calculations for 2000 and 1999, which are the years the Company was in operation:

                                          For the Year Ended December 31, 2000
                                         --------------------------------------
                                            Income        Shares      Per Share
                                         (Numerator)   (Denominator)   Amount
                                         --------------------------------------
Basic EPS
Income available to stockholders          $1,250,000        629,049       $1.99

Effect of dilutive securities
Stock Options                                      -          6,137
                                         --------------------------

Dilutive EPS
Income available to stockholders          $1,250,000        635,186       $1.97
                                         ======================================

                                           For the Year Ended December 31, 1999
                                         --------------------------------------
                                           Income          Shares      Per Share
                                         (Numerator)   (Denominator)    Amount
                                         --------------------------------------
Basic EPS
Income available to stockholders          $1,386,000        630,442       $2.20

Effect of dilutive securities
Stock Options                                      -            233
                                         --------------------------

Dilutive EPS
Income available to stockholders          $1,386,000        630,675       $2.20
                                         ======================================